Exhibit 99.2
BROADCOM CORPORATION
1998 STOCK INCENTIVE PURCHASE PLAN
(AS AMENDED AND RESTATED MARCH 12, 2008)
AMENDMENT NO. 1
          Effective November 11, 2009 , the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated March 12, 2008 (the “Plan”) is hereby further amended as follows:
     1. The definition of “Fair Market Value” set forth in the Appendix to the Plan is hereby deleted in its entirety and replaced with the following new definition of “Fair Market Value”
L. “Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:
(i) If the Common Stock is at the time traded on the Nasdaq Global Select Market (or the Nasdaq Global Market), then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular trading hours (i.e. before after-hours trading begins) on the Nasdaq Global Select Market (or the Nasdaq Global Market) on the date in question, as such price is reported by the Nasdaq Global Select Market (or the Nasdaq Global Market) either as reported on the Nasdaq website (www.nasdaq.com), or otherwise. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
(ii) If the Common Stock is at the time listed on any other Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular trading hours (i.e. before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.”
     2. Except as modified by this Amendment No. 1, all the terms and provisions of the Plan shall continue in full force and effect.
     3. This Amendment No. 1 was duly approved by the Board of Directors on November 11, 2009.